UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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SUPERVALU INC.

(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC

Jason Aintabi

Richard A. Anicetti

Steven H. Baer

R. Chris Kreidler

Frank Lazaran

James J. Martell

Sandra E. Taylor

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Blackwells Capital LLC, together with the other participants named herein (collectively, “Blackwells”), has filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2018 annual meeting of stockholders (the “2018 Annual Meeting”) of SuperValu Inc., a Delaware corporation (the “Company”), and for the approval of a business proposal to be presented at the 2018 Annual Meeting.

On July 18, 2018, the Minneapolis/St. Paul Business Journal issued the following press release, containing statements by the CEO of Blackwells, Jason Aintabi:

Who’s behind Blackwells Capital, Supervalu’s activist investor?

Minneapolis / St. Paul Business Journal

By Patrick Rehkamp

18 July 2018

Officials at Blackwells Capital have been very vocal about problems they see at Supervalu Inc., but they haven’t said much about who they are.

Here’s the deal: The New York City-based activist investor is an alternative investment-management company run by a 38-year-old on the hunt for deals.

Jason Aintabi is the CEO of Blackwells, and he zeroed in on Supervalu (NYSE: SVU) more than a year ago. Aintabi’s mission is to find undervalued companies that should be worth more than they are. Once he invests in them, his goal is to turn them around and make some cash.

“Finding companies that are struggling that need some kind of extra help and taking an activist role is a logical thing to do,” he said in an interview. “We encountered Supervalu, and to us, Supervalu is a very important and good company with … totally broken leadership. Our job here is to replace and strengthen leadership, leaders that are going to own the company and stand by it.”

This is Aintabi’s first time playing the activist investor role — which might come as a surprise since he and his team have been lobbing verbal bombs at Supervalu like it’s second nature for the past several months as they try to win control of the board.

Aintabi started Blackwells Capital in 2016 and has investments in several companies, but it’s focused on Supervalu at the moment, he said.

When he’s not involved in the proxy war, he also runs Vandewater Capital Holdings, a private equity fund that he started about 10 years ago. Combined, the two companies employ about two dozen people directly, and his portfolio of companies employ roughly 250 overall, he said. He would not disclose revenue, but said he’s pumping his own money into Supervalu.

“I was trained in the private equity [world] where you have to own what you buy,” he said. “If you have a company that can’t make money, you’re going to be in trouble. .... Here you’ve got a company that has 31,000 employees, it feeds America, it owns more wholesale and distribution real estate than Amazon.”

The Business Journal previously reported that if Aintabi is successful in getting control of Supervalu’s board, the company could be sold outright. He’s said that’s possible in filings, but also mentioned examples of companies he invested in to make successful.

In 2013, Vandewater acquired a large percentage of Altair Fuels, an aging California-based oil refinery. After Vandewater came aboard, the company was converted into bio-diesel jet fuel refinery and recently won a coveted government defense contract. In 2016, Aintabi bought Xsight Systems, a manufacturer of airport runway sensors and last year won a major contract with the Israeli Air Force.

Supervalu did not respond to a request for comment, but has stated that Aintabi holds various hedge instruments on Supervalu and his interest in the company is questionable. In filings, Aintabi has said he will get rid of the hedges should his board nominees get selected.

Supervalu and Blackwells are filing statements bashing the other one almost daily right now. The actual vote on the board slate will be held at the company’s headquarters on Aug. 16 at 8 a.m.